UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 7, 2008
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (310) 444-4300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
SIGNATURES

Item 7.01	Regulation FD Disclosure.
Dear Shareholders and Friends of the Company,
I thought I would share with you an important development. On October 3rd, Congress passed the Wall Street bailout package, which included the provision—Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008. The bill was signed into law by President Bush and mandates parity coverage for addiction and mental health services. The legislation requires that health insurance plans offering mental health and substance dependence coverage provide such coverage on an economic and treatment limitation basis not more restrictive than coverage provided for other medical services the plans offer.
We are pleased that this landmark bill has passed as it is significant for all Americans suffering from substance dependence and mental health disorders. Effectively treating substance dependence is important for overall member health, and this measure places substance dependence on equal terms with all other health conditions. With improved coverage, health plan members will have more access to services they need.
Managed Behavioral Health Organizations (MBHOs) and integrated Managed Care Organizations (MCOs) pay for the vast majority of mental health and substance dependence treatment services. Both organizations will likely experience an overall rise in costs for members struggling with substance dependence as this law becomes effective. The increased costs will be most acute for members who recur frequently throughout the health plan system and whose substance dependence increases the cost of any co-existing disorders. These members are typically defined as high-utilizers of health plan services and incur substantial annual claims costs. Health plans, however, realize that unchanged and standard approaches to substance dependence will raise costs without improving clinical or economic outcomes. As a result, health plans and employers will have heightened interest in seeking more clinically and cost effective treatment alternatives that help guide members into recovery and reduce repeated utilization of health services. Ultimately, employers could be the most incented group to seek new approaches to substance dependence treatment as increased treatment costs will eventually be passed to them in the form of higher premiums. Improved substance dependence treatment will also benefit employers with increased employee productivity and reduced absenteeism.
Our Catasys programs offer integrated substance dependence solutions aimed at improving member care, reducing medical costs and improving treatment outcomes for health plans, employers and unions. Catasys integrates medical and psychosocial interventions with care coaching and other components of treatment management to retain and improve outcomes for patients, families and payors. This approach goes beyond the advantages of the medical intervention to apply our core competency of substance dependence knowledge to enroll, treat and assist in long-term recovery for members, thus lowering the high overall claims costs of substance dependence. Catasys focuses on targeting high-utilizing members—those who have substance dependence diagnoses and incur substantial annual claims costs. The recently passed bill is important for Catasys, MBHOs, MCOs, employers and other payors of substance dependence services as the majority of members who access additional care will likely be high-utilizing members.

We are encouraged that this legislation will help remove the stigma associated with substance dependence and assist more individuals and families achieve the benefits of recovery. We also believe that the inherent cost increases of the legislation will benefit treatment by creating greater incentives for more effective and integrated substance dependence solutions—an important trend in which Catasys will play a substantial role.
Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this communication are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYTHIAM, INC.
Date: October 7, 2008	By:	/s/ MAURICE HEBERT
Maurice Hebert
Vice President, Corporate Controller